Exhibit 4.1

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES REPRESENTED HEREBY ARE RESTRICTED AND MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF, UNLESS (A) REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE COMPANY, IS OBTAINED STATING THAT SUCH DISPOSITION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION.

Dated as of January 28, 2011	No. W-1

PERRY ELLIS INTERNATIONAL, INC.

Warrant for the Purchase of Shares of Common Stock

FOR VALUE RECEIVED, Perry Ellis International, Inc., a corporation organized under the laws of the State of Florida (the “Company”), hereby certifies that Rafaella Apparel Group, Inc., a corporation organized under the laws of Delaware, or its registered assigns, is the registered holder (the “Holder”) of a warrant (the “Warrant”) of the Company that entitles the Holder to purchase from the Company, on the terms and subject to the conditions hereinafter set forth, the number of shares of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock (as defined below) set forth in Section 1 hereof at the Exercise Price (as defined in Section 2) per share of Common Stock. This Warrant has been issued pursuant to that certain Asset Purchase Agreement dated as of January 7, 2011 (the “Agreement”) by and among the Company and Rafaella Apparel Group, Inc., Rafaella Apparel Far East Limited, and Verrazono, Inc.

The term “Common Stock” means the Common Stock, par value $0.01 per share, of the Company as constituted on the date of issuance of this Warrant. The number of shares of Common Stock to be received upon the exercise of this Warrant may be adjusted from time to time as hereinafter set forth. The term “Warrant Shares” means the shares of Common Stock deliverable upon exercise of the Warrant, as may be adjusted from time to time. The term “Company” means and includes Perry Ellis International, Inc., as well as any person or entity which shall succeed, or assume the obligations of, Perry Ellis International, Inc. The term “Business Day” means any day, except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close. The term “Closing Price” means on any date specified herein, the amount per share of Common Stock equal to (a) if shares of Common Stock are then listed or admitted to trading on any national securities exchange, the last sale price of such share of Common Stock on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which the Common Stock is then listed or admitted to trading, (b) if shares of Common Stock are not then listed or admitted to trading on any national securities exchange but are designated as a national market system security by Financial Industry Regulatory Authority, Inc. (“FINRA”), the last trading price of the shares of Common Stock on such date, (c) if there shall have been no trading on such date or if the shares of Common Stock are not so designated, the average of the closing bid and asked prices of the shares of Common Stock on such date as shown by a FINRA automated quotation system, or (d) if shares of Common Stock are not then listed or admitted to trading on any national exchange or quoted in the over-the-counter market, the fair value thereof determined by a nationally recognized investment bank selected by the Board of Directors of the Company and reasonably acceptable to the Holders.

The Holder agrees with the Company that this Warrant is issued, and all the rights hereunder shall be held subject to, all of the conditions, limitations and provisions set forth herein.

1. Number of Shares. The Holder of this Warrant is entitled to purchase 106,565 duly authorized, validly issued, fully paid and nonassessable shares of the Company’s Common Stock, as such amount may be adjusted under Section 9 hereof.

2. Exercise Price. The Exercise Price shall be $0.01 per share, subject to adjustment pursuant to Section 9 hereof (originally and as adjusted, the “Exercise Price”).

3. Exercise of Warrant. This Warrant may be exercised in whole or in part, at any time or from time to time during the period (a) commencing on the Business Day immediately following the first Business Day on which the Closing Price of the Company’s Common Stock equals or exceeds $28.152 subsequent to the closing of the transactions contemplated by the Agreement (the “Threshold Price”) and (b) expiring as of 5:00 p.m. on January 28, 2013, or if such date is not a Business Day, then as of 5:00 p.m. on the next succeeding day that shall be a Business Day (the “Expiration Date”).

4. Notice of Exercise.

(a) The purchase rights represented by this Warrant may be exercised by presentation and surrender of this Warrant to the Company at its principal office, or at the office of a warrant agent designated by the Company by written notice to the Holder (the “Warrant Agent”), with the form of Warrant exercise attached hereto as Exhibit A (the “Warrant Exercise Form”), duly executed by the Holder or its duly authorized attorney and either (i) accompanied by payment of the Exercise Price, as adjusted as provided herein, or (ii) otherwise paid for in accordance with the provisions of Section 5 below, in each instance for the number of Warrant Shares specified in such Warrant Exercise Form.

(b) Payment in cash of the aggregate Exercise Price shall be made by wire transfer in cash or by certified check or cashier’s check, payable to the order of the Company in accordance with the provisions of Section 4(a).

(c) Upon surrender of this Warrant, the Warrant Exercise Form and payment of the aggregate Exercise Price, whether in accordance with this Section 4 or Section 5 below, the Company shall direct its transfer agent to issue and cause to be delivered as soon as reasonably practicable, and in any case within three (3) Business Days after the surrender of this Warrant, to or upon the written order of the Holder, and in such name or names, as the Holder may designate as provided in Section 10, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of this Warrant. If this Warrant should be exercised in part only, the Company shall execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the Warrant Shares purchasable hereunder. In no event shall the Company be liable to the Holder for any failure by the Company’s transfer agent to issue and cause to be delivered any Warrant Shares as provided herein.

(d) Upon receipt by the Company at its office, or by the Warrant Agent at its office, of this Warrant, together with the Warrant Exercise Form and the payment of the aggregate Exercise Price in accordance with either this Section 4 or Section 5, the Holder shall immediately be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder.

5. Cashless Exercise. Notwithstanding any provision herein to the contrary, in lieu of paying the Exercise Price in cash upon the exercise of this Warrant, in whole or in part, a Holder may exercise this Warrant, in whole or in part, by electing to receive that number of shares of Common Stock as determined below by surrendering to the Company such Warrant, with the Warrant Exercise Form duly completed and signed by the Holder or its duly authorized attorney, in which event the Company shall issue to the Holder the number of shares of Common Stock computed using the following formula (“Cashless Exercise”):

CS	=	WCS	x	(CP – EP)
CP

For purposes of the foregoing formula:

CS	=	the number of shares of Common Stock to be issued to the Holder;

WCS	=	equals the number of Warrant Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised;

CP	=	the Closing Price of the Common Stock on the date immediately preceding the date of the applicable Warrant Exercise Form; and

EP	=	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

Upon such surrender of this Warrant and the Warrant Exercise Form indicating the Holder’s election to exercise pursuant to a Cashless Exercise, the Company shall issue and cause to be delivered promptly, and in any case within three (3) Business Days after the surrender of this Warrant, to or upon the written order of the Holder and in such name or names, as the Holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of this Warrant. If this Warrant should be exercised in part only, the Company shall execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the Warrant Shares purchasable hereunder.

6. Reservation of Shares. The Company will at all times reserve and keep available out of its authorized but unissued shares of Common Stock for issuance and delivery upon exercise of this Warrant the maximum number of shares of Common Stock or other shares of capital stock of the Company (and other securities) from time to time receivable upon exercise of this Warrant, and all shares so reserved shall not be affected or limited by preemptive rights granted to others. All such shares (and other securities) shall be duly authorized and, when issued upon such exercise, shall be validly issued, fully paid and non-assessable and free of all preemptive rights, liens, charges and encumbrances.

7. Fractional Shares. No fractional shares or script representing fractional shares shall be issued upon the exercise of the Warrants, but the Company shall pay to the Holder in cash an amount equal to the Closing Price multiplied by such fraction in respect of such fractional share of Common Stock in lieu of each fraction of a share otherwise called for upon any exercise of the Warrants.

8. Rights of the Holder. Prior to exercise of the Warrants, the Holder, in its capacity hereunder, shall not, by virtue hereof, be entitled to any rights as a shareholder of the Company, either at law or in equity, and the rights of the Holder, in its capacity hereunder, are limited to those expressed in this Warrant.

9. Adjustment of Exercise Price and Number of Shares. The number of Warrant Shares purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

(a) Consolidation, Merger, Equity Exchange, etc. In case a consolidation, merger or equity exchange of the Company shall be effected with another Person (as defined in Section 10) after the date hereof and the Company shall not be the surviving entity, or the Company shall be the surviving entity but its shares of Common Stock shall be changed into securities or other property of another Person, and in either such case, this Warrant shall not then be exercisable as provided in Section 3 hereof, then, as a condition of such consolidation, merger, or equity exchange, lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to purchase and receive, upon the exercise of this Warrant, on the basis and the terms and conditions specified herein (and in lieu of each Warrant Share immediately theretofore purchasable and receivable upon the exercise of this Warrant), such securities, cash or other property receivable upon such consolidation, merger, or equity exchange, as such Holder would have been entitled to receive if this Warrant had been exercised immediately prior to such event. In any such case, appropriate and equitable provision also shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including Section 9 hereof) shall thereafter be applicable, as nearly as may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant. The Company shall not effect any such consolidation, merger, or equity exchange at a time when this Warrant is not then exercisable as provided in Section 3 hereof, unless prior to or simultaneously with the consummation thereof the successor Person (if other than the Company) resulting from such consolidation, merger or equity exchange shall assume, by written instrument, the obligation to deliver to such Holder such securities, cash or other property as, in accordance with the foregoing provisions, such Holder may be entitled to receive upon the exercise of this Warrant. The above provisions of this Section 9 (a) shall similarly apply to any successive consolidations, mergers, or equity exchanges, provided that this Warrant is not then exercisable at the time of such successive consolidation, merger or equity exchange.

(b) Reclassification, Etc. If the Company at any time shall, by combination or reclassification of securities or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such combination, reclassification or other change.

(c) Stock Dividends, Splits, Subdivisions or Combination of Shares. If the Company at any time shall pay a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, or split or subdivide its Common Stock, (i) the number of Warrant Shares issuable pursuant to this Warrant shall be proportionately increased, (ii) the Threshold Price shall be proportionately decreased; provided, however, if the Closing Price has exceeded the Threshold Price prior to such stock dividend, split or subdivision, the adjustment to the Threshold Price hereunder shall not effect the exercisability hereunder in accordance with Section 3 hereof and (iii) the Exercise Price per share of Common Stock shall remain $0.01 per share. If the Company at any time shall combine or reverse split its Common Stock, the Exercise Price and the Threshold Price shall be proportionately increased and the number of Warrant Shares issuable pursuant to this Warrant shall be proportionately decreased; provided, however, if the Closing Price has exceeded the Threshold Price prior to such combination or reverse stock split, the adjustment to the Threshold Price hereunder shall not effect the exercisability hereunder in accordance with Section 3 hereof. The Company will not take any action to increase the par value of the Common Stock or take any action which results in an increase of the par value of the Common Stock in either case above the then current Exercise Price per share of Common Stock, unless concurrently therewith (i) the Exercise Price per share will be adjusted to an amount equal to the lowest Exercise Price per share required to permit exercise of the Warrant, in whole or in part, under applicable law, and (ii) an increase is made in the number of Warrant Shares issuable pursuant to this Warrant to preserve the economic value of the Warrant as determined immediately prior to such increase in par value in order to offset the higher Exercise Price per share required under applicable law to permit exercise of the Warrant.

(d) No Other Rights. Except as expressly set forth in this Section 9, the Holder shall not be entitled to receive any preferences, anti-dilution adjustments, preemptive rights, rights of first refusal or other rights with respect to this Warrant or the Warrant Shares.

(e) Notice of Adjustments; Notices. Whenever the Exercise Price or number of shares purchasable hereunder shall be adjusted as set forth in this Section 9, the Company shall as promptly as reasonably practicable deliver in accordance with Section 11 to the Holder a certificate signed by its President, Chief Executive Officer or Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Exercise Price and number of shares purchasable hereunder after giving effect to such adjustment.

(f) Notices of Corporate Events. If the Company (i) shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any dividend or other distribution of cash, securities or other property in respect of its Common Stock, including without limitation granting any rights or warrants to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities, or to receive any other right; (ii) authorizes or approves any (A) capital reorganization of the Company, (B) any reclassification of the capital stock of the Company, (C) any consolidation or merger of the Company with or into another corporation, (D) any sale of all or substantially all of its assets in one or a series of related transactions; (E) any tender offer or exchange offer pursuant to which holders of the Common Stock are permitted to tender or exchange their shares for other securities, cash or property; or (F) an increase in the par value per share of the Common Stock, or (iii) authorizes the voluntary dissolution, liquidation or winding up of the Company, then the Company shall mail to the Holder a notice describing the material terms and conditions of such transaction (but only to the extent such disclosure would not result in the dissemination of material non-public information) at least ten (10) calendar days prior to the applicable record or effective date on which a person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps necessary in order to provide the Holder with the opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

10. Transferability of Warrant; Compliance with the Securities Act. Except as set forth herein, a Holder may not transfer, assign or encumber all or any part of this Warrant (“Transfer”). Notwithstanding the foregoing, a Holder may Transfer all or any part of this Warrant to a Permitted Transferee. “Permitted Transferee” means (i) Cerberus Capital Management, L.P. (“Cerberus”), (ii) any Affiliate of Cerberus, (iii) any investment fund or managed account managed or controlled by Cerberus or any Affiliate of Cerberus, (iv) any Affiliate of any investment fund or managed account managed or controlled by Cerberus or any Affiliate of Cerberus, (v) RSW 2005 Inc. or any Affiliate of RSW 2005, Inc. The term “Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The term “Person” shall include an individual, a corporation, an association, a partnership, a limited liability company, a trust or estate, a government, foreign or domestic, and any agency or political subdivision thereof, or any other entity. The term “control” (including the terms “controlled by”, “controlling” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person. The Company shall from time to time register the transfer of any outstanding Warrant certificates upon the records to be maintained by it for that purpose, upon surrender thereof accompanied by a Warrant assignment in the form of Exhibit B hereto, duly executed by the Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such registration of transfer, a new Warrant certificate shall be issued to the transferee(s) and the surrendered Warrant certificate shall be cancelled by the Company. Cancelled Warrant Certificates shall thereafter be disposed of by or at the direction of the Company in accordance with applicable law. The Company shall number and register the Warrant certificates in a Warrant register as they are issued by the Company. The Warrant register will show the names and addresses of the Holders, the numbers of Warrants and Warrant Shares evidenced on the face of each Warrant certificate and the date of each Warrant certificate. The Company shall change the address of the registered Holder in the Warrant register upon written notice of such Holder delivered in accordance with Section 11 hereof.

The Warrant Shares may not be sold, transferred, pledged, hypothecated or otherwise disposed of unless registered under the Securities Act and any applicable state securities laws or pursuant to available exemptions from such registration, provided that the transferor delivers to the Company an opinion of counsel reasonably satisfactory to the Company confirming the availability of such exemption. All certificates representing the Warrant Shares shall bear on the face thereof substantially the following legend:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under applicable state securities laws and may not be sold, offered for sale, assigned, transferred or otherwise disposed of, unless registered pursuant to the provisions of the Securities Act and any applicable state securities laws or unless an opinion of counsel reasonably acceptable to the Company is obtained stating that such disposition is in compliance with an available exemption from such registration.”

11. Notices. Any notice or demand authorized or permitted by this Warrant to be given or made by any Holder to or on the Company shall be sufficiently given or made when and if (i) transmitted in legible form by facsimile machine to the facsimile number below with confirmation of receipt, or (ii) (A) deposited in the mail, first class or registered, postage prepaid, or (B) delivered to a nationally recognized private delivery service (such as FedEx) on an overnight basis, postage or freight prepaid, addressed (until another address is sent in writing by the Company to the Holders) as follows:

Perry Ellis International, Inc.

3000 NW 107 Avenue

Miami, Florida 33172

Attention: General Counsel

Facsimile: (786) 221-8245

Any notice pursuant to this Warrant Agreement to be given by the Company to a Holder shall be sufficiently given when and if (i) transmitted in legible form by facsimile machine to the facsimile number appearing on the Warrant register, with confirmation of receipt, or (ii) (A) deposited in the mail, first-class or registered, postage prepaid, or (B) delivered to a nationally recognized private delivery service (such as FedEx) on an overnight basis, postage or freight prepaid, addressed to such Holder at the address appearing on the Warrant register, and with a copy simultaneously by like means to:

Zukerman Gore Brandeis & Crossman, LLP

875 Third Avenue

New York, New York 10022

Attention: Clifford A. Brandeis, Esq.

Facsimile: (212) 223-6433

The initial address for the initial Holder to be included in the Warrant register is set forth below:

Rafaella Apparel Group, Inc.

c/o Cerberus Capital Management, L.P.

299 Park Avenue

New York, New York 10017

Attention: Mark Neporent, Esq., Senior Managing Director, Chief Operating Officer and General Counsel

Facsimile: (212) 891-1540

12. Payment of Taxes and Customary Expenses of Issuance. No service charge shall be made to any Holder for any exercise, exchange or registration of a Transfer permitted in accordance with Section 10 of this Warrant. The Company shall pay its expenses and the customary expenses of its transfer agent in connection with the issuance of the Warrant Shares. The Company shall not be required to pay any tax or taxes which may be payable in respect of any subsequent Transfer of this Warrant or a Transfer involved in the issue of any Warrant certificates or any certificates for Warrant Shares in a name other than that of the registered holder of a Warrant certificate surrendered upon the exercise of a Warrant, and all required opinions of counsel shall be at the sole expense of the Holder. The Company shall pay all stamp taxes attributable to the issuance of Warrant Shares to the registered Holder upon exercise of the Warrant by the registered Holder.

13. Rule 144 Information.

(a) With a view to making available the benefits of certain rules and regulations of the Securities and Exchange Commission (the “SEC”) which may permit the sale of the Warrant Shares to the public without registration, the Company agrees to:

(b) make and keep public information available, as those terms are defined in Rule 144 under the Securities Act;

(c) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(d) furnish to each Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and the Exchange Act.

14. General Provisions.

(a) Successors. All the covenants and provisions of this Warrant shall bind and inure to the benefit of the respective executors, administrators, successors and permitted assigns of the Holder and the Company.

(b) Amendment. This Warrant may only be modified or amended by a writing signed by the Company and the Holder.

(c) Applicable Law. This Warrant shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the internal laws of said State, without giving effect to such State’s conflicts of laws provisions. The parties hereto irrevocably consent to the jurisdiction of the state and federal courts sitting in the Miami-Dade County, Florida in connection with any action, suit or proceeding arising out of or relating to this Warrant. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any action in any jurisdiction.

(d) Entire Agreement. Except as provided herein, this Warrant, including exhibits, contains the entire agreement of the parties, and supersedes all existing negotiations, representations or agreements and other oral, written, or other communications between them concerning the subject matter of this Warrant.

(e) Severability. If any provision of this Warrant is unenforceable, invalid, or violates applicable law, such provision shall be deemed stricken and shall not affect the enforceability of any other provisions of this Warrant.

(f) Captions. The captions in this Warrant are inserted only as a matter of convenience and for reference and shall not be deemed to define, limit, enlarge, or describe the scope of this Warrant or the relationship of the parties, and shall not affect this Warrant or the construction of any provisions herein.

(g) Lost or Mutilated Warrant. The Company covenants to the Holder that upon receipt by the Company of documentation reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and reasonably satisfactory to the Company and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver a new warrant of like tenor and date in lieu of this Warrant. Any such new warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this Warrant so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.

(h) Further Assurances. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other person, and otherwise fulfilling, or causing the fulfillment of, the various obligations made herein), as may be reasonably required or desirable to carry out or to perform the provisions of this Warrant and to consummate and make effective as promptly as possible the transactions contemplated by this Warrant.

(i) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Warrant were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall have such remedies to which they are entitled at law or in equity; provided, however, that each Holder’s equitable relief shall be limited to (i) the right to enforce specifically the right of such Holder to exercise this Warrant in accordance with the terms hereof and to receive delivery of the Warrant Shares issuable upon such exercise and (ii) the right to seek such equitable remedies as may apply as a result of the bankruptcy or insolvency of the Company, in each instance in any Florida state court or any federal or bankruptcy court located in the State of Florida.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed on its behalf, in its corporate name, by its duly authorized officer, all as of the day and year first above written.

PERRY ELLIS INTERNATIONAL, INC.
a Florida corporation

By:	/s/ Fanny Hanono
Name:	Fanny Hanono
Title:	Secretary and Treasurer

EXHIBIT A

WARRANT EXERCISE FORM

(To be executed by the Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To Perry Ellis International, Inc.:

In accordance with the Warrant for the Purchase of Shares of Common Stock (the “Warrant”) enclosed with this Warrant Exercise Form, the undersigned hereby irrevocably elects to purchase                                          shares of Common Stock, $0.01 par value per share (“Common Stock”), of Perry Ellis International, Inc. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

                      a “Cash Exercise” with respect to                      Warrant Shares; and/or

                      a “Cashless Exercise” with respect to                      Warrant Shares.

2. Payment of Exercise Price. In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall pay the aggregate Exercise Price in the sum of $             to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. In accordance with the terms of the Warrant, the Company shall deliver to the Holder              Warrant Shares issued in the name of:

(Please print name and address)

If the number of shares of Common Stock issuable upon this exercise shall not be all of the shares of Common Stock that the undersigned had elected to purchase in accordance with the enclosed Warrant, the undersigned requests that a new Warrant evidencing the right to purchase the shares of Common Stock not issued pursuant to the exercise evidenced hereby be issued in the name of and delivered to:

(Please print name and address)

Dated:
(Print name of holder)

By:
Name:
Title:
(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED,

hereby sells, assigns, and transfers unto

Name:
(Please type or print in block letters)

the right to purchase Common Stock of Perry Ellis International, Inc., a Florida corporation (the”Company”), represented by this Warrant to the extent of                          shares as to which such right is exercisable and does hereby irrevocably constitute and appoint                                                                                   Attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

Dated:

By:

Name

Title